EXHIBIT 5.1

October 22, 2001


Raytheon Company
141 Spring Street
Lexington, MA  02421


Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of Raytheon Company, a Delaware Corporation (the "Company"), and am rendering this opinion in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed today by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance and sale pursuant to Rule 462(b) under the Securities Act of up to $175,937,500 aggregate initial offering price of the Company's common stock, $0.01 par value per share (the "Common Stock").

         As Senior Vice President and General Counsel of the Company, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended to date. I am also familiar with the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of the Common Stock.

         In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

         In connection with the foregoing, I have assumed: (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies, (iii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (iv) a prospectus supplement will have been filed with the Securities and Exchange Commission describing the Common Stock offered thereby; (v) all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;
(vi) a definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vii) there will be sufficient shares of Common Stock authorized under the Company's Restated Certificate of Incorporation and not otherwise reserved for issuance.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:
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         1. The Company is a corporation  duly organized and validly existing in good standing under the laws of the State of Delaware.

         2. The shares of Common Stock registered under the Registration Statement, when duly authorized and issued for consideration having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the prospectus supplements and prospectuses constituting a part of the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                  Very truly yours,


                                                  /s/ Neal E. Minahan
                                                  Neal E. Minahan








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